Exhibit 4.3

Board of Directors

NYSE Group, Inc.

March 8, 2006

Ladies and Gentlemen:

The undersigned, Executive Vice President and Co-General Counsel of NYSE Group, Inc.,  a Delaware corporation (the “Corporation”), is delivering this opinion in connection with the filing by the Corporation, with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, pursuant to which certain shares of the Corporation's common stock, par value $.01 per share (“Shares”) are to be purchased and/or issued under the terms of the NYSE Group, Inc. 2006 Stock Incentive Plan, the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and the Archipelago Holdings 2004 Stock Incentive Plan (collectively, the “NYSE Plans”).

In so acting, I have examined and relied upon the representations and warranties contained therein or made pursuant thereto, and on certificates of officers of the Corporation and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of (i) the articles of incorporation of the Corporation, (ii) the bylaws of the Corporation, and (iii) such other records, documents and instruments as in my judgment are necessary or advisable to enable me to render the opinion expressed below.

In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Corporation), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. I have also assumed that all documents and instruments executed by the parties to this transaction (other than those executed by representatives of the

Corporation) have been duly and validly executed and delivered by such parties; that the agreements entered into as part of this transaction are the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms; and that such parties have obtained all required consents, permits and approvals required to enter into and perform such documents and instruments.

Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and sold by the Corporation pursuant to and in accordance with the NYSE Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the qualification that I do not purport to be an expert on, or to express any opinion herein concerning, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and New York and the federal laws of the United States of America, and I express no opinion concerning the securities laws of any other state.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. The opinions expressed herein are solely for the benefit of the addressees of this opinion letter, and without my prior written consent may not be relied on in any other context, quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, or furnished to any other person or entity.

Sincerely,

/s/ Richard P. Bernard

Richard P. Bernard
Executive Vice President and Co-General Counsel
NYSE Group, Inc.